Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter Ending June 30, 2012 Earnings

Houston, Texas — August 6, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended June 30, 2012.

Highlights for the three months ended June 30, 2012 include:

•	Grew average daily production to 20,353 barrels of oil equivalent per day (“Boepd”), a 158% increase over the second quarter of 2011. Average daily production increased by 15% compared to the first quarter of 2012 and exceeded guidance range of 18,000 to 19,500 Boepd.

•	Increased revenue to $149.1 million in the second quarter of 2012, up from $67.2 million in the second quarter of 2011 and $138.6 million in the first quarter of 2012, for an increase of 122% and 8%, respectively.

•	Grew Adjusted EBITDA to $108.5 million, an increase of $63.9 million over the second quarter of 2011 and a sequential increase of $7.4 million over the first quarter of 2012. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Increased net income to $76.0 million in the second quarter of 2012, up from $33.3 million in the second quarter of 2011 and $16.4 million in the first quarter of 2012, for an increase of 128% and 363%, respectively.

“Our team continued to execute on our business plan and capitalize on the operational efficiencies and improvements from the first quarter, resulting in record average daily production of 20,353 Boepd,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Oasis completed and brought on production another 26 gross operated wells in the second quarter, matching our activity from the first quarter and exceeding our second quarter estimates of 22 to 24 completions. We believe our production will continue to grow in the second half of 2012, and based on our increased operating activity for the year, we are increasing our full year 2012 production guidance to 20,500 to 22,500 Boepd from 18,000 to 22,000 Boepd. We are positioning the Company for long-term success as we expand our infrastructure development efforts and execute on our well density testing and infill pilot programs in advance of our transition to full development mode in 2013. We are also starting to see a reduction in well costs as a result of operating efficiencies and lower service costs.”

“Additionally, our marketing team continues to leverage our third party oil gathering pipeline, as we have been able to optimize realizations by marketing approximately 60% of our operated volumes to both rail and pipeline delivery points off the gathering system rather than sales at the lease,” Mr. Nusz added. “Lastly, Oasis Well Services is progressing as scheduled and commenced 24 hour operations in June.”

Operational and Financial Update

Average daily production for the second quarter of 2012 was 20,353 Boepd, an increase of 158% as compared to 7,893 Boepd in the second quarter of 2011. Sequential quarter-over-quarter average daily production increased 2,720 Boepd, or 15%. In the second quarter of 2012, 91% of production was from oil. Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (Boepd):
Project Area	Jun 30, 2012	Mar 31, 2012	Change	% Change
West Williston	13,715	12,131	1,584	13%
East Nesson	4,494	3,541	953	27%
Sanish	2,144	1,961	183	9%

Total Company	20,353	17,633	2,720	15%

The Company’s average price per barrel of oil, without realized derivatives, was $82.36 in the second quarter of 2012, compared to $95.48 in the second quarter of 2011 and $88.10 in the first quarter of 2012. The Company’s average price differential compared to West Texas Intermediate (“WTI”) crude oil index prices was 12% in the second quarter of 2012, compared to 7% in the second quarter of 2011 and 14% in the first quarter of 2012. The Company’s differentials improved in the second quarter of 2012 compared to the first quarter of 2012 due to higher quoted prices relative to WTI for Bakken crude in markets such as Clearbrook, Minnesota and Guernsey, Wyoming as a result of increased takeaway capacity from the Williston Basin and fewer refinery constraints.

Total revenue for the second quarter of 2012 was $149.1 million compared to $67.2 million for the second quarter of 2011, an increase of 122%. Sequential quarter-over-quarter revenue growth was $10.5 million, or 8%. This increase is primarily due to a 15% increase in production and a $3.2 million increase in well services revenues in the second quarter of 2012, offset by a 7% decrease in realized prices compared to the first quarter 2012.

The following table describes the Company’s drilling activity by project area in the Williston Basin as of June 30, 2012:

Bakken/Three Forks Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before December 31, 2011:
Gross Operated (Net)	73	(59.2)	41	(32.7)	0	—	114	(91.9)
Gross Non-Operated (Net)	37	(2.6)	51	(4.4)	174	(13.1)	262	(20.1)
Production started in Q1 2012
Gross Operated (Net)	19	(14.9)	7	(5.0)	0	—	26	(19.9)
Gross Non-Operated (Net)	3	(0.5)	0	—	21	(1.6)	24	(2.0)
Production started in Q2 2012
Gross Operated (Net)	19	(14.6)	7	(5.7)	0	—	26	(20.3)
Gross Non-Operated (Net)	3	(0.2)	2	(0.0)	17	(1.7)	22	(2.0)
Total Producing Wells
Gross Operated (Net)	111	(88.7)	55	(43.4)	0	—	166	(132.1)
Gross Non-Operated (Net)	43	(3.3)	53	(4.4)	212	(16.4)	308	(24.1)
Wells Waiting on Completion
Gross Operated (Net)	24	(19.5)	6	(4.6)	0	—	30	(24.1)
Gross Non-Operated (Net)	5	(0.6)	6	(0.4)	8	(0.5)	19	(1.5)
Wells Drilling
Gross Operated (Net) (1)	8	(6.7)	1	(0.7)	0	—	9	(7.4)
Gross Non-Operated (Net)	1	(0.2)	1	(0.1)	8	(0.7)	10	(1.0)

(1)	One rig was moving to a new location on June 30, 2012.

Lease operating expenses (“LOE”) per Boe decreased $1.80, or 22%, to $6.49 per Boe in the second quarter of 2012 compared to the second quarter of 2011, and increased $0.37 per Boe in the second quarter of 2012 compared to the first quarter of 2012. LOE trended up due to higher workover expenses incurred in the second quarter; however, this increase was partially offset by cost savings resulting from an increase in produced water volumes flowing through the Company’s salt water disposal systems.

Marketing, transportation and gathering expense per Boe was $1.06 in the second quarter of 2012 compared to $0.34 in the second quarter 2011 and $1.60 in the first quarter of 2012. The sequential quarter decrease is attributed to the $1.4 million cost for bulk oil purchases made in the first quarter. Excluding the bulk oil purchase in the first quarter of 2012, marketing, transportation and gathering per Boe would have been $0.74.  The 43% increase from the first to the second quarter of 2012 is due to higher operated volumes flowing through third party oil gathering pipelines. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by eliminating trucking costs, which are reflected in the oil price differential rather than as an expense.

Production taxes as a percent of oil and gas revenues were 9.5% in the second quarter of 2012, 10.5% in the second quarter of 2011, and 9.6% in the first quarter of 2012. The Company’s effective production tax rate decreased in the second quarter of 2012 primarily as a result of certain new wells in Montana subject to lower incentivized production tax rates.

Depreciation, depletion and amortization expenses (“DD&A”) totaled $44.2 million in the second quarter of 2012, $13.1 million in the second quarter of 2011, and $38.9 million in the first quarter of 2012. DD&A was $23.87 per Boe in the second quarter of 2012, $18.24 per Boe in the second quarter of 2011, and $24.23 per Boe in the first quarter of 2012.

General and administrative expenses (“G&A”) totaled $13.5 million in the second quarter of 2012, $6.6 million in the second quarter of 2011, and $12.2 million in the first quarter of 2012. The increase in G&A expenses from the first quarter of 2012 to the second quarter of 2012 was primarily due to higher compensation costs from organizational growth. G&A expenses were $7.31 per Boe in the second quarter of 2012 ($6.71 per Boe for exploration and production (“E&P”) only), $9.21 per Boe in the second quarter of 2011, and $7.60 per Boe in the first quarter of 2012. Amortization of restricted stock-based compensation, which is included in the aggregate G&A expense, was $2.3 million, or $1.25 per Boe, in the second quarter of 2012, as compared to $1.0 million, or $1.45 per Boe, in the second quarter of 2011 and $1.6 million, or $0.99 per Boe, in the first quarter of 2012.

As a result of the Company’s derivative activities, it incurred net cash settlement losses of $1.2 million and $4.1 million in the second quarters of 2012 and 2011, respectively. In the first quarter of 2012, Oasis incurred a net cash settlement loss of $1.3 million. As a result of forward oil price changes, the Company recognized non-cash unrealized mark-to-market net derivative gains of $75.8 million and $31.7 million for the second quarters of 2012 and 2011, respectively. Oasis recognized a non-cash unrealized mark-to-market net derivative loss of $17.3 million in the first quarter of 2012.

The Company recorded non-cash charges for the impairment of oil and natural gas properties of $2.2 million in the second quarter of 2012 related to unproved property leases that expired during the period or have been forecasted to expire under current drilling plans, as compared to $1.5 million in the second quarter of 2011 and $0.4 million in the first quarter of 2012.

Interest expense increased $7.3 million to $14.1 million for the second quarter of 2012 compared to the second quarter of 2011 and increased $0.2 million compared to the first quarter of 2012. The $7.3 million increase was the result of additional interest expense from the Company’s issuance of 6.5% senior unsecured notes in November of 2011.

Income tax expense was $45.4 million for the three months ended June 30, 2012, resulting in an effective tax rate of 37.4%. The Company’s income tax expense for the three months ended June 30, 2011 was recorded at 37.8% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended state rate of the states in which the Company conducts business.

Adjusted EBITDA for the second quarter of 2012 was $108.5 million, an increase of $63.9 million, or 143%, over the second quarter of 2011 of $44.6 million, and a 7% increase over the first quarter of 2012 of $101.1 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

The Company reported net income of $76.0 million, or $0.82 per weighted average diluted share, for the second quarter of 2012 as compared to net income of $33.3 million, or $0.36 per weighted average diluted share, for the second quarter of 2011 and net income of $16.4 million, or $0.18 per weighted average diluted share, for the first quarter of 2012.

Capital Expenditures

Oasis’ E&P capital expenditures were $263.2 million for the second quarter of 2012 and $530.2 million year to date. The following table depicts the Company’s E&P capital expenditures by project area and total capital expenditures by category for the first and second quarters of 2012:

CapEx ($ in millions)	1Q 2012	2Q 2012	YTD 2012
E&P Capital by Project Area
West Williston	$204.0	$188.0	$392.0
East Nesson	50.1	56.5	106.6
Sanish	12.9	18.7	31.6

Total E&P Capital	$267.0	$263.2	$530.2
Oasis Well Services (“OWS”)	11.3	2.2	13.5
Non E&P (1)	10.0	1.8	11.8

Total Company Capital Expenditures (2)	$288.3	$267.2	$555.5

(1)	Non-E&P capital expenditures include such items as district tools, administrative capital and capitalized interest.
(2)

Capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity

On June 30, 2012, Oasis had total cash and cash equivalents of $238.9 million and had no outstanding indebtedness under its revolving credit facility with a $500 million borrowing base. On July 2, 2012, the Company received $392 million in net proceeds from its issuance of $400 million in aggregate principal amount of 6.875% senior unsecured notes due 2023. The Company’s lenders waived the mandatory reduction of the Company’s borrowing base that otherwise would have occurred as a result of the issuance of the senior unsecured notes.

Outlook for 2012

Oasis is providing an updated outlook for 2012. On July 26, 2012, the Company’s Board of Directors increased the total 2012 capital expenditure budget from $884 million to $1,062 million.

CapEx ($ in millions)	Prior Budget	Updated Budget	Change
E&P Capital
Development Capital	$758	$912	$154
Lease Acquisition	25	30	5
Infrastructure	57	74	17
Geology	6	6	0

Total E&P Capital	$846	$1,022	$176
OWS	$15	$17	$2
Non E&P	23	23	0

Total Company Capital Expenditures (1)	$884	$1,062	$178

(1)	The updated 2012 capital expenditure budget does not include approximately $30 million of capital that was related to 2011 activity that was included in the first quarter of 2012 actual capital expenditures.

The increase in the development capital budget is primarily due to accelerated activity in both operated wells (additional gross operated wells and increased working interest in operated wells) and non-operated wells. The increase in development capital is partially offset by anticipated reductions in well costs related to both service and proppant costs. The Company has also updated its wells spud by area, as shown below:

Wells Spud by Area	Gross Operated	Net Operated	Net Non Operated	Total Net Wells
Updated Budget
West Williston	79	59.2	1.7	60.9
East Nesson	33	24.5	1.5	25.9
Sanish	0	0.0	6.0	6.0

Total	112	83.7	9.1	92.8

Oasis also increased its infrastructure budget by $17 million, as the Company continues to improve LOE through its investment in salt water disposal projects. In addition to the increased capital expenditure budget, Oasis is also providing updated guidance on operational metrics, including a lower range for LOE, as follows:

Metrics	Prior Guidance	Updated Guidance
Average Daily Production (MBoepd)
Full Year	18.0 - 22.0	20.5 - 22.5
3Q 2012		22.0 - 24.0
Full Year Financial Metrics
LOE ($/Boe)	$6.00 - $8.00	$5.75 - $7.00
Marketing, Transportation and Gathering ($/Boe)	$1.00 - $1.50	$1.00 - $1.50
G&A ($ in millions)	$55 - $62	$55 - $62
Production Taxes (% of E&P Revenue)	10.5% - 11.5%	9.5% - 10.5%

“Our continued production growth has been enhanced by an increase in both gross operated and total net wells,” said Mr. Nusz. “Our Board of Directors increased our 2012 CapEx budget due to higher working interest and accelerated activity, which has a proportionate increase to our capital production. With the increased operational performance from both our drilling rigs and frac crews, Oasis now expects to be able to spud 112 gross operated wells and turn to production a similar number of wells while running nine to ten rigs for the remainder of the year and utilizing two to three frac spreads. With all of the great work our team has been doing operationally and working constructively with our service providers on cost structure, we believe that we will be able to decrease overall well costs by approximately 10% by year-end 2012. We expect additional savings will arise from pad drilling, further decreasing costs, especially in 2013.”

Hedging Activity

As of August 6, 2012, the Company had the following outstanding commodity derivative contracts, all of which are priced off of NYMEX WTI and settle monthly:

		Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Ceiling	BOPD	Total Barrels
2012
Full Year
Two-Way Collars	5 Months (Aug-Dec)		$88.44	$106.36	8,000	1,472,000
Three-Way Collars	5 Months (Aug-Dec)	$66.25	$90.25	$110.04	10,000	1,840,000

Total 2012 Hedges			$89.44	$108.40		3,312,000

Implied total volume hedged (BOPD) for 2012						18,000

2013
Partial Year
Put Spreads (No Ceiling)	6 Months (Jan-Jun)	$65.00	$95.00		500	90,500
Full Year
Two-Way Collars	12 Months (Jan-Dec)		$85.00	$97.10	3,500	1,277,500
Three-Way Collars	12 Months (Jan-Dec)	$65.13	$92.92	$113.09	5,130	1,872,450
Put Spreads (No Ceiling)	12 Months (Jan-Dec)	$71.03	$91.03		4,870	1,777,550

Total 2013 Hedges		$67.93	$90.27			5,018,000

Implied total volume hedged (BOPD) for 2013						13,748

2014
Full Year
Three-Way Collars	12 Months (Jan-Dec)	$72.50	$92.50	$114.40	2,000	730,000

Total 2014 Hedges		$72.50	$92.50	$114.40		730,000

Implied total volume hedged (BOPD) for 2014						2,000

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the Company’s conference call:

Date:	Tuesday, August 7, 2012
Time:	10:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	97326299
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 11:00 a.m. Central Time on the day of the call and will be available until Tuesday, August 14, 2012 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	97326299

The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance

Oasis Petroleum Inc. Financial Statements

Oasis Petroleum Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	June 30, 2012	December 31, 2011
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$238,886	$470,872
Short-term investments	—	19,994
Accounts receivable — oil and gas revenues	79,478	52,164
Accounts receivable — joint interest partners	66,794	67,268
Inventory	19,550	3,543
Prepaid expenses	674	2,140
Advances to joint interest partners	1,957	3,935
Derivative instruments	35,257	—
Deferred income taxes	—	3,233
Other current assets	1	491

Total current assets	442,597	623,640

Property, plant and equipment
Oil and gas properties (successful efforts method)	1,769,570	1,235,357
Other property and equipment	41,333	20,859
Less: accumulated depreciation, depletion, amortization and impairment	(261,529)	(176,261)

Total property, plant and equipment, net	1,549,374	1,079,955

Derivative instruments	18,167	4,362
Deferred costs and other assets	26,232	19,425

Total assets	$2,036,370	$1,727,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,010	$12,207
Advances from joint interest partners	28,444	9,064
Revenues and production taxes payable	56,795	19,468
Accrued liabilities	237,694	119,692
Accrued interest payable	16,427	15,774
Derivative instruments	—	5,907
Deferred income taxes	11,780	—
Other current liabilities	2,895	472

Total current liabilities	355,045	182,584

Long-term debt	800,000	800,000
Asset retirement obligations	16,982	13,075
Derivative instruments	—	3,505
Deferred income taxes	133,178	92,983
Other liabilities	1,751	997

Total liabilities	1,306,956	1,093,144

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,185,023 issued and 93,122,353 outstanding at June 30, 2012; 92,483,393 issued and 92,460,914 outstanding at December 31, 2011	922	921
Treasury stock, at cost; 62,670 and 22,479 shares at June 30, 2012 and December 31, 2011, respectively	(1,808)	(602)
Additional paid-in-capital	651,271	647,374
Retained earnings (deficit)	79,029	(13,455)

Total stockholders’ equity	729,414	634,238

Total liabilities and stockholders’ equity	$2,036,370	$1,727,382

Oasis Petroleum Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$145,203	$67,206	$283,109	$125,950
Well services revenues	3,861	—	4,521	—

Total revenues	149,064	67,206	287,630	125,950

Expenses
Lease operating expenses	12,029	5,951	21,845	11,581
Well services operating expenses	1,207	—	1,684	—
Marketing, transportation and gathering expenses	1,970	247	4,539	559
Production taxes	13,720	7,085	26,986	13,168
Depreciation, depletion and amortization	44,213	13,100	83,099	26,912
Exploration expenses	—	259	2,835	291
Impairment of oil and gas properties	2,203	1,536	2,571	2,917
General and administrative expenses	13,537	6,614	25,736	12,564

Total expenses	88,879	34,792	169,295	67,992

Operating income	60,185	32,414	118,335	57,958

Other income (expense)
Net gain (loss) on derivative instruments	74,595	27,547	56,009	(4,119)
Interest expense	(14,074)	(6,761)	(27,973)	(11,959)
Other income	776	379	1,374	691

Total other income (expense)	61,297	21,165	29,410	(15,387)

Income before income taxes	121,482	53,579	147,745	42,571
Income tax expense	(45,439)	(20,230)	(55,261)	(16,069)

Net income	$76,043	$33,349	$92,484	$26,502

Earnings per share:
Basic and diluted	$0.82	$0.36	$1.00	$0.29

Weighted average shares outstanding:
Basic	92,176	92,048	92,153	92,047
Diluted	92,222	92,151	92,339	92,177

Oasis Petroleum Inc.

Selected Financial and Operational Statistics

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating results ($ in thousands):
Revenues:
Oil	$138,559	$65,400	$269,935	$122,572
Natural gas	6,644	1,806	13,174	3,378
Well services	3,861	—	4,521	—

Total revenues	149,064	67,206	287,630	125,950

Production data:
Oil (MBbls)	1,682	685	3,156	1,379
Natural gas (MMcf)	1,019	200	1,803	402
Oil equivalents (MBoe)	1,852	718	3,457	1,446
Average daily production (Boe/d)	20,353	7,893	18,993	7,991

Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$82.36	$95.48	$85.04	$88.86
Oil, with realized derivatives (per Bbl) (1) (2)	81.67	89.43	84.26	85.49
Natural gas (per Mcf) (3)	6.52	9.05	7.30	8.41

Cost and expense (per Boe of production):
Lease operating expenses (4)	$6.49	$8.29	$6.32	$8.00
Marketing, transportation and gathering expenses	1.06	0.34	1.31	0.39
Production taxes	7.41	9.86	7.81	9.10
Depreciation, depletion and amortization	23.87	18.24	24.04	18.61
General and administrative expenses (5)	7.31	9.21	7.45	8.69

(1)	For the six months ended June 30, 2012, average sales prices for oil are calculated using total oil revenues, excluding bulk purchase sales of $1.5 million, divided by oil production.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For the three and six months ended June 30, 2011, lease operating expenses excludes marketing, transportation and gathering expenses to conform such amounts to current year classifications.
(5)	Includes $1.1 million and $2.7 million of expenses related to OWS for the three and six months ended June 30, 2012, respectively. Excluding OWS, E&P only G&A would be $6.71 and $6.66 per Boe for the three and six months ended June 30, 2012, respectively.

Oasis Petroleum Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$92,484	$26,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	83,099	26,912
Impairment of oil and gas properties	2,571	2,917
Deferred income taxes	55,161	16,069
Derivative instruments	(56,009)	4,119
Stock-based compensation expenses	3,898	1,571
Debt discount amortization and other	1,265	648
Working capital and other changes:
Change in accounts receivable	(26,840)	(19,945)
Change in inventory	(21,636)	(65)
Change in prepaid expenses	1,500	(254)
Change in other current assets	490	(211)
Change in other assets	(7,365)	(103)
Change in accounts payable and accrued liabilities	40,022	43,612
Change in other current liabilities	2,470	—
Change in other liabilities	750	323

Net cash provided by operating activities	171,860	102,095

Cash flows from investing activities:
Capital expenditures	(440,781)	(212,267)
Derivative settlements	(2,465)	(4,652)
Purchases of short-term investments	—	(164,913)
Redemptions of short-term investments	19,994	39,974
Advances to joint interest partners	1,978	983
Advances from joint interest partners	19,380	5,851

Net cash used in investing activities	(401,894)	(335,024)

Cash flows from financing activities:
Proceeds from issuance of senior notes	—	400,000
Purchases of treasury stock	(1,206)	(559)
Debt issuance costs	(746)	(10,027)

Net cash (used in) provided by financing activities	(1,952)	389,414

(Decrease) increase in cash and cash equivalents	(231,986)	156,485
Cash and cash equivalents:
Beginning of period	470,872	143,520

End of period	$238,886	$300,005

Supplemental non-cash transactions:
Change in accrued capital expenditures	$104,486	$(6,676)
Change in asset retirement obligations	4,185	2,357

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

Adjusted EBITDA Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA reconciliation to Net Income:
Net income	$76,043	$33,349	$92,484	$26,502
Change in unrealized gain on derivative instruments	(75,769)	(31,687)	(58,474)	(533)
Interest expense	14,074	6,761	27,973	11,959
Depreciation, depletion and amortization	44,213	13,100	83,099	26,912
Impairment of oil and gas properties	2,203	1,536	2,571	2,917
Exploration expenses	—	259	2,835	291
Stock-based compensation expenses	2,307	1,044	3,898	1,571
Income tax expense	45,439	20,230	55,261	16,069

Adjusted EBITDA	$108,510	$44,592	$209,647	$85,688

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$109,095	$79,250	$171,860	$102,095
Realized loss on derivative instruments	(1,174)	(4,140)	(2,465)	(4,652)
Interest expense	14,074	6,761	27,973	11,959
Exploration expenses	—	259	2,835	291
Debt discount amortization and other	(617)	(392)	(1,265)	(648)
Cash paid for income taxes	100	—	100	—
Changes in working capital	(12,968)	(37,146)	10,609	(23,357)

Adjusted EBITDA	$108,510	$44,592	$209,647	$85,688